Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2014

HOUSTON, October 31, 2014 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $55.7 million, or $1.40 per diluted share, for the three months ended September 30, 2014, versus net income of $40.0 million, or $0.98 per diluted share, for the third quarter of 2013. Total revenues were $241.7 million during the quarter ended September 30, 2014 compared to $224.7 million for the same period in 2013. The third quarter 2014 results were favorably impacted by an after-tax foreign exchange gain of $3.1 million, or $0.08 per diluted share, as compared to an after-tax foreign exchange loss of $5.8 million, or $0.14 per diluted share, during the third quarter of 2013.

For the nine months ended September 30, 2014, net income was $149.6 million, or $3.70 per diluted share, compared with net income of $122.8 million, or $3.01 per diluted share, for the same period in 2013. Total revenues rose to $676.1 million during the nine months ended September 30, 2014 from $639.9 million during the same period in 2013. The results for the first nine months of 2014 were favorably impacted by an after-tax foreign exchange gain of $800,000, or $0.02 per diluted share, as compared to an after-tax foreign exchange loss of $2.2 million, or $0.05 per diluted share during the first three quarters of 2013.

In addition, the Company announced that its backlog at September 30, 2014 was approximately $1.25 billion, compared to its September 30, 2013 backlog of approximately $1.15 billion and its June 30, 2014 backlog of $1.32 billion. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending December 31, 2014 to approximate $1.25 to $1.35 per share. The Company also announced that it currently expects its full-year 2014 earnings per diluted share to be in the range of $4.95 to $5.05, excluding foreign currency gains/losses or any unusual items, up from previous guidance of $4.70 to $4.90 per diluted share.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues	$241,750	$224,724	$676,138	$639,910

Cost and expenses:
Cost of sales	135,250	132,131	371,030	381,662
Selling, general and administrative	20,845	29,830	70,300	68,732
Engineering and product development :	12,663	10,778	34,295	29,139

	168,758	172,739	475,625	479,533

Operating income	72,992	51,985	200,513	160,377
Interest income	206	203	555	486
Interest expense	(3)	(4)	(15)	(24)

Income before income taxes	73,195	52,184	201,053	160,839
Income tax provision	17,512	12,189	51,428	38,075

Net income	$55,683	$39,995	$149,625	$122,764

Diluted earnings per share	$1.40	$0.98	$3.70	$3.01

Weighted average shares–diluted	39,880	40,911	40,444	40,821

Depreciation and amortization	$7,648	$7,364	$22,774	$21,717

Capital expenditures	$7,946	$6,936	$31,164	$30,037